EXHIBIT 99.1

HealthWarehouse.com Announces Completion of One (1)
for Twenty (20) Reverse Split of its Common Stock

CINCINNATI, July 29, 2010 — HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA), a leading retail mail-order pharmacy, announced today that it had completed its previously announced one (1) for twenty (20) reverse split of its common stock.  The reverse split will take effect for trading purposes on the OTC Bulletin Board as of the opening of business on July 29, 2010.  The new CUSIP number for the Company’s common stock post-split is 42227G 202.  As a result of the reverse split, every twenty (20) shares of outstanding common stock before the reverse split will now represent one (1) share of common stock after the reverse split, with all fractional shares rounded up to the next whole share.  The Company also reduced the number of its authorized shares of common stock from 750,000,000 to 50,000,000.

The Company’s Board believes that the price of the Company’s common stock must be higher to attract certain investors.  The Company’s Board decided to implement the reverse split in order to proportionately raise the per share price of its common stock by reducing the number of shares of common stock outstanding.  The Company’s Board also believes that the increased market price of its common stock expected as a result of implementing the reverse split will improve the marketability and liquidity of the common stock and will encourage trading in the common stock.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates.  Holders of pre-split shares will be asked to surrender certificates representing the pre-split shares to the exchange agent in exchange for certificates representing the post-split shares in accordance with the procedures to be set forth in a letter of transmittal the Company will send to its stockholders.  No certificates for post-split shares will be issued to any stockholder until that stockholder has surrendered the stockholder’s outstanding certificates for pre-split shares, together with the properly completed and executed letter of transmittal, to the exchange agent.  Any pre-split shares submitted for transfer, whether pursuant to a sale, disposition or otherwise, will automatically be exchanged for post-split shares.

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted, VIPPS accredited pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 winner of the BizRate Circle Of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 49 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse online at www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com